UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2023

Graphite Bio, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40532	84-4867570
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

611 GATEWAY BLVD SUITE 120
SOUTH SAN FRANCISCO, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 650 484-0886

201 HASKINS WAY SUITE 210
SOUTH SAN FRANCISCO, California 94080

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GRPH	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 26, 2023 (the “Effective Date”), Graphite Bio, Inc. (the “Company”) entered into a sublease agreement (the “Sublease”) with Soleil Labs, LLC (“Tenant”) for certain premises constituting approximately 32,113 square feet of space in the building located at 233 E. Grand Avenue, South San Francisco, California (the “Premises”).

The Company currently leases approximately 85,165 square feet of office space in the building located at 233 E. Grand Avenue, South San Francisco, California pursuant to a Lease dated as of December 16, 2021 (as amended, the “Master Lease”), by and between the Company and Bayside Area Development, LLC (the “Landlord”). The term of the Sublease (the “Term”) commences on the Effective Date and expires on December 31, 2024. Pursuant to the Sublease, Tenant agrees to make rent payments directly to the Landlord in the amount of $183,044.10 per month for the first twelve months and $189,450.64 per month for the remainder of the Term. The rights and obligations of Tenant under the Sublease are subject to the terms of the Master Lease.

In connection with the execution of the Sublease, the Landlord consented to the execution of the Sublease, agreed to perform all of the Company’s obligations under the Sublease, and indemnified the Company from any liability under the Sublease. The Tenant also agreed not to hold the Company liable under the Sublease.

On the Effective Date, the Company also entered into a First Amendment to Lease with the Landlord (the “Lease Amendment”) to adjust the timeline for certain payments under the Master Lease and to effect the acceleration of the termination date of the Master Lease. The Lease Amendment provides that the Master Lease will terminate on December 31, 2024, and that the Landlord may further accelerate the termination date for the premises not subject to the Sublease by delivering written notice and paying the Company $20,000 per month for each month of further acceleration.

As consideration for Landlord’s agreement to enter into the Lease Amendment, the Company has agreed to: (a) on the termination date, surrender the premises to the Landlord and convey all the furniture and equipment in the premises to the Landlord, subject to the interests of the Tenant, (b) upon execution of the Lease Amendment, prepay all remaining amounts payable during the term of the Master Lease (including the difference between the rent obligations due under the Master Lease and the rent to be paid by Tenant under the Sublease for the Premises), in an amount equal to $15,928,490, and (c) pay to the Landlord a lease termination payment of approximately $20,776,078. To the extent the Company has made any rent payments pursuant to the Master Lease after October 31, 2023, such amounts shall be recalculated to take into account and provide a credit for any such rent payment. The Company will have no further rent obligations to Landlord pursuant to the Master Lease following the Effective Date, and the Landlord will return the Company’s letter of credit under the Master Lease within 60 days following the Effective Date.

The foregoing descriptions of the Sublease and the Lease Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of the Sublease and the Lease Amendment, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Sublease agreement by and between Graphite Bio, Inc. and Soleil Labs, LLC, dated October 26, 2023
10.2	First Amendment to Lease by and between Graphite Bio, Inc. and Bayside Area Development, LLC, dated October 26, 2023
104	Cover Page Interactive Data (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Graphite Bio, Inc.

Date:	October 30, 2023	By:	/s/ Kim Drapkin
Kim Drapkin Chief Executive Officer